EXHIBIT 99.1

j2 Global Prevails in Patent Markman Hearing on Two Additional Patents

Court Again Rejects Opponents’ Claim Construction in j2 Global Patent Infringement Lawsuits against Easylink and Captaris

LOS ANGELES, October 24, 2011 — j2 Global Communications, Inc. (NASDAQGS:JCOM), the provider of cloud-based, value-added communication, messaging and data backup services, today announced that the U.S. District Court for the Central District of California issued a Markman Order on October 20, 2011 in ongoing patent infringement litigation by j2 Global against Easylink Services International Corp. (NASDAQ: ESIC) and Captaris, Inc., a wholly-owned subsidiary of Open Text Corporation (NASDAQ: OTEX).   In the litigation, j2 Global is alleging infringement of U.S. Patent Nos. 6,208,638 (“the ‘638 patent”), 6,350,066 (“the '066 patent”), 6,597,688 (“‘688 patent") and 7,020,132 (“‘132 patent").  In a Markman Order, the Court determines the meaning of disputed patent claim language.  Similar, more recently filed cases are pending against RingCentral, Inc. and others.

In its Order, the Court adopted j2 Global’s proposed construction of every disputed claim term of the ‘688 and ‘132 patents.  This victory follows the Court’s Markman Order issued in March of this year in which the Court likewise construed every disputed claim term of the ‘638 and ‘066 patents in a manner consistent with the construction offered by j2.

This result further underscores j2 Global’s claims of infringement of these patents, three of the four having been reaffirmed through reexamination proceedings at the US Patent and Trademark Office (“USPTO”).

The ‘688 and ‘132 patents, which share common specifications and drawings, relate to the ability of the user to send messages via e-mail that can be received by facsimile. The ‘638 Patent describes a system and method for accomplishing reliable transmission of facsimile and voice messages to users in email form. The ‘066 Patent describes a system and method for making facsimile and voice messages available to users over the Internet.

“We are pleased that the Court has adopted our proposed claim construction across all four of these important patents”, said Jeffrey D. Adelman, vice president and general counsel of j2 Global. “This positions us strongly as we proceed to scheduled January 2012 trials against Easylink and Captaris and underscores the value of j2’s innovations and patent rights.”

A copy of the March 2011 Markman Order is available at: www.j2global.com/j2global/markman.
A copy of the recent Markman Order (Oct 2011) is available at: www.j2global.com/j2global/markman2.

About j2 Global Communications
Founded in 1995, j2 Global Communications, Inc. provides outsourced, value-added messaging and communications services to individuals and businesses around the world. j2 Global’s network spans more than 4,600 cities in 49 countries on six continents. The Company offers Internet fax, voice and email solutions. j2 Global markets its services principally under the brand names eFax®, eVoice®, FuseMail®, Campaigner®, KeepItSafe® and Onebox®. As of December 31, 2010, j2 Global had achieved 15 consecutive fiscal years of revenue growth. For more information about j2 Global, please visit www.j2global.com.

Contact:
Jeff Adelman
j2 Global Communications, Inc.
323-372-3617
press@j2global.com